Exhibit 99.1 INTERNATIONAL FRANCHISE SYSTEMS RECEIVES GOING PRIVATE BUYOUT OFFER
             FROM MANAGEMENT GROUP

                  March 19, 1998 -- International Franchise Systems, Inc. ("DOMS") today announced that its Board of Directors received a proposal from Crescent Capital, Inc. and Colin Halpern, Chief Executive Officer of the Company, for a merger of the Company pursuant to which the public shareholders of the Company would receive $2.80 per share in cash. Crescent Capital owns approximately 67% of the outstanding stock of the Company.

                  The Company also announced that its Board of Directors has established a special committee to evaluate and consider the offer and has authorized the committee to engage financial and legal advisors. The proposed merger is subject to, among other things, (i) the execution of a definitive merger agreement containing customary representations, warranties, covenants and conditions, (ii) approval of the transaction by the special committee and the Company's shareholders, and (iii) compliance with all applicable regulatory and governmental requirements. Accordingly, there can be no assurance that the proposed merger will be consummated.

                  IFS is the master franchisee of Domino's Pizza throughout the United Kingdom, Northern Ireland and the Republic of Ireland. IFS is the largest Domino's franchisee in Europe and the fourth largest outside the United States.